Exhibit 99.1
C4 Therapeutics Reports Fourth Quarter and Full Year 2025 Financial Results and Recent Business Highlights
Cemsidomide Advancing into Later-stage Development with Potential for Accelerated Approval; First Patient Dosed in the Phase 2 MOMENTUM Trial for Multiple Myeloma in the Fourth Line or Later
Phase 1b Trial of Cemsidomide in Combination with Elranatamab on Track to Initiate in Q2 2026 to Support Use in Earlier Lines of Multiple Myeloma Therapy
Second Degrader Designed and Delivered to Biogen Entered Clinical Development for Autoimmune Diseases
Strong Balance Sheet Provides Runway to the End of 2028; Cash, Cash Equivalents and Marketable Securities of $297.1 million as of December 31, 2025
WATERTOWN, Mass., Feb. 26, 2026 (GLOBE NEWSWIRE) -- C4 Therapeutics, Inc. (C4T) (Nasdaq: CCCC), a clinical-stage biopharmaceutical company dedicated to advancing targeted protein degradation (TPD) science, today reported financial results for the year ended December 31, 2025, as well as business updates.
“We made significant progress in 2025, notably demonstrating cemsidomide’s best-in-class potential, establishing an efficient and differentiated regulatory path for cemsidomide, and extending our cash runway beyond key value‑inflection milestones, further positioning us to become a fully integrated biopharmaceutical company,” said Andrew Hirsch, president and chief executive officer of C4 Therapeutics. “As cemsidomide progresses into later-stage clinical trials across multiple lines of therapy in multiple myeloma, we believe it is well positioned to become the IKZF1/3 degrader of choice. We continue to advance our discovery strategy, focused on targets that have a strong degrader rationale with first-in-class potential in inflammation, neuroinflammation and neurodegeneration diseases. Together, these achievements will bring us closer to delivering transformative TPD medicines for patients with significant unmet needs.”
FOURTH QUARTER 2025 HIGHLIGHTS AND RECENT ACHIEVEMENTS
•In February 2026, the first patient was dosed in the Phase 2 MOMENTUM trial evaluating cemsidomide in combination with dexamethasone in the fourth line or later MM setting. The MOMENTUM trial was designed for potential accelerated approval with a recommended Phase 2 dose of 100 µg. The trial will enroll approximately 100 patients with enrollment expected to be completed in Q1 2027.
•In October 2025, C4T entered into a clinical trial collaboration and supply agreement with Pfizer Inc. Under the terms of the agreement, Pfizer will supply elranatamab (ELREXFIO®), a B-cell maturation antigen CD3 targeted bispecific antibody, for the upcoming Phase 1b trial of cemsidomide in combination with elranatamab in earlier lines of MM treatment. C4T has continued to execute operational steps necessary for the initiation of the Phase 1b trial, which is expected in Q2 2026.
•In October 2025, C4T raised $125 million in gross proceeds through an underwritten offering with the potential to earn up to $225 million in additional proceeds if the outstanding warrants are exercised.

•In January 2026, C4T earned a $2 million milestone payment from Biogen related to BIIB145, a BTK degrader, designed by C4T and delivered to Biogen for clinical development. This is the second degrader that Biogen has advanced into the clinic under the Biogen and C4T collaboration.
KEY UPCOMING MILESTONES
Cemsidomide: IKZF1/3 Degrader for Relapsed Refractory Multiple Myeloma (RRMM)
•On track to initiate the Phase 1b trial of cemsidomide in combination with elranatamab in Q2 2026 with plans to provide incremental progress throughout 2026.
•Present further analysis of the data from the completed Phase 1 trial of cemsidomide in combination with dexamethasone in mid-2026.
•Share the plan to initiate an additional Phase 1b trial to evaluate cemsidomide in combination with other anti-myeloma agents in mid-2026.
CFT8919: EGFR L858R Degrader for Non-Small-Cell Lung Cancer (NSCLC)
•By end of Q1 2026, utilize data from the Phase 1 dose escalation trial conducted by Betta Pharmaceuticals to inform potential ex-China clinical development.
Research & Discovery: Internal Discovery Efforts Focused on Inflammation, Neuroinflammation & Neurodegeneration (INN) with Collaboration Efforts Focused on Oncology & Non-oncology
•Optimize indication selection for multiple targets across discovery portfolio focused on INN in 2026.
•Deliver at least one development candidate to a collaboration partner by year-end 2026.
•Advance existing collaborations toward key milestones by year-end 2026.
UPCOMING INVESTOR EVENTS:
•March 3, 2026, at 11:50 AM ET: Management will participate in a presentation and fireside chat at the TD Cowen 46th Annual Health Care Conference taking place in Boston, Massachusetts.
•March 10, 2026, at 8:00 AM ET: Management will participate in a fireside chat at the Barclays 28th Annual Global Healthcare Conference taking place in Miami, Florida.
FOURTH QUARTER AND FULL YEAR 2025 FINANCIAL RESULTS
Revenue: Total revenue for the fourth quarter and full year ended December 31, 2025, was $11.0 million and $35.9 million, respectively, compared to $5.2 million and $35.6 million for the prior year periods. The increase in revenue for the fourth quarter of 2025, as compared to the prior year period, reflects the prioritization of one KRAS project under the collaboration with Merck KGaA, Darmstadt, Germany.
Research and Development (R&D) Expense: R&D expense for the fourth quarter and full year ended December 31, 2025, was $25.0 million and $104.2 million, respectively, compared to $32.5 million and $110.6 million for the prior year periods. The decrease in R&D expense for the fourth quarter of 2025, as compared to the prior year period, was primarily related to the completion of the CFT1946 Phase 1 clinical trial.
General and Administrative (G&A) Expense: G&A expense for the fourth quarter and full year ended December 31, 2025, was $9.2 million and $36.2 million, respectively, compared to $10.4 million and

$42.1 million for the prior year periods. The decrease in G&A expense for the fourth quarter of 2025, as compared to the prior year period, was primarily related to lower stock-based compensation expense.
Net Loss and Net Loss per Share: Net loss for the fourth quarter and full year ended December 31, 2025, was $20.5 million and $105.0 million, respectively, compared to $34.6 million and $105.3 million for the prior year periods. Net loss per share for the fourth quarter and full year ended December 31, 2025, was $0.18 and $1.27, respectively, compared to $0.49 and $1.52 for the prior year periods.
Cash Position and Financial Guidance: Cash, cash equivalents and marketable securities as of December 31, 2025, was $297.1 million, compared to $199.8 million as of September 30, 2025, and $267.3 million as of December 31, 2024. The increase in cash, cash equivalents and marketable securities during 2025 was primarily the result of the net proceeds from the October equity offering partially offset by the cash used to fund operations and advance our programs. The company expects that its current cash, cash equivalents and marketable securities will enable it to fund its operating plan to the end of 2028.
About Cemsidomide
Cemsidomide is an investigational, orally bioavailable molecular glue degrader (MonoDAC® degrader) of IKZF1/3, transcription factors foundational to multiple myeloma biology. Data from the Phase 1 trial, which has completed enrollment, show cemsidomide’s differentiated safety and tolerability profile and potentially class-leading anti-myeloma activity that support the potential for durable outcomes.
About the MOMENTUM Trial
MOMENTUM (Multi-center trial Of cemsidoMidE iN relapsed/refracTory mUltiple Myeloma) is a Phase 2, open-label, single-arm study to evaluate the efficacy, safety, pharmacokinetics and pharmacodynamics of cemsidomide in combination with dexamethasone in patients with relapsed/refractory multiple myeloma. Data from the Phase 1 trial identified 100 µg as the recommended Phase 2 dose. The primary endpoint is overall response rate per International Myeloma Working Group response criteria, as assessed by an independent review committee. Approximately 100 patients who have received at least three prior anti-myeloma regimens that must have included an IKZF1/3 degrader, a proteasome inhibitor, an anti-CD38 antibody, and a T-cell engager or CAR-T therapy will be enrolled in the trial. More information is available at clinicaltrials.gov (NCT07284758).
About Cemsidomide in Combination With Elranatamab (ELREXFIO®)
The Phase 1b trial is designed to evaluate the safety, tolerability and preliminary efficacy of cemsidomide in combination with elranatamab, an FDA-approved B-cell maturation antigen CD3 targeted bispecific antibody. The study will evaluate different cemsidomide dose levels (beginning with 75 µg, with the opportunity to simultaneously explore 50 µg and 100 µg) in patients who have received one to four prior lines of therapy, which must have consisted of at least one IKZF1/3 degrader. Exclusion criteria for patients include those who have received prior treatment with a BCMA-directed T-cell engager or BCMA-directed CAR-T therapy. More information is available at clinicaltrials.gov (NCT07280013).
About Multiple Myeloma
Multiple myeloma (MM) is a rare blood cancer affecting plasma cells. Approximately 36,000 people in the United States are diagnosed with MM each year. Approved IKZF1/3 degraders remain foundational therapies across lines of MM treatment. Despite advances, including immune-directed approaches, most patients ultimately relapse, underscoring a growing need for new therapeutics options that continue to leverage IKZF1/3 degradation to drive myeloma cell death and T-cell activation.
About C4 Therapeutics

C4 Therapeutics (C4T) (Nasdaq: CCCC) is a clinical-stage biopharmaceutical company dedicated to delivering on the promise of targeted protein degradation science to create a new generation of medicines that transforms patients’ lives. C4T is progressing targeted oncology programs through clinical studies and leveraging its TORPEDO® platform to efficiently design and optimize small-molecule medicines to address difficult-to-treat diseases. C4T’s degrader medicines are designed to harness the body’s natural protein recycling system to rapidly degrade disease-causing proteins, offering the potential to overcome drug resistance, drug undruggable targets and improve patient outcomes. For more information, please visit www.c4therapeutics.com.
Forward-Looking Statements
This press release contains “forward-looking statements” of C4 Therapeutics, Inc., within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may include, but may not be limited to, express or implied statements regarding our ability to develop potential therapies for patients; the design and potential efficacy of our therapeutic approaches; the predictive capability of our TORPEDO® platform in the development of novel, selective, orally bioavailable BiDAC™ and MonoDAC® degraders; the potential timing, design and advancement of our preclinical studies and clinical trials, including the potential timing for and receipt of regulatory authorization related to clinical trials and other clinical development activities including clinical trial commencement and patient enrollment; our ability and the potential to successfully manufacture and supply our product candidates for clinical trials; our ability to replicate results achieved in our preclinical studies or clinical trials in any future studies or trials; our ability to replicate interim or early-stage results from our clinical trials in the results obtained when those clinical trials are completed or when those therapies complete later-stage clinical trials; regulatory developments in the United States and foreign countries; the anticipated timing and content of presentations of data from our clinical trials; and our ability to fund our future operations. Any forward-looking statements in this press release are based on management’s current expectations and beliefs of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to: uncertainties related to the initiation, timing, advancement and conduct of preclinical and clinical studies and other development requirements for our product candidates; the risk that any one or more of our product candidates will cost more to develop or may not be successfully developed and commercialized; and the risk that sufficient capital to fund our future operations will be available to us on acceptable terms or at the times required. For a discussion of these and other risks and uncertainties, and other important factors, any of which could cause our actual results to differ from those contained in the forward-looking statements, see the section entitled “Risk Factors” in C4 Therapeutics’ most recent Annual Report on Form 10-K and/or Quarterly Report on Form 10-Q, as filed with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and C4 Therapeutics undertakes no duty to update this information unless required by law.
Contacts:
Investors:
Courtney Solberg
Associate Director, Investor Relations
CSolberg@c4therapeutics.com
Media:
Loraine Spreen
Senior Director, Corporate Communications & Patient Advocacy
LSpreen@c4therapeutics.com

Condensed Consolidated Balance Sheet Data
(in thousands)

	December 31, 2025	December 31, 2024
Cash, cash equivalents and marketable securities	$297,100	$267,263
Total assets	359,075	349,602
Deferred revenue	28,334	47,169
Total stockholders' equity	256,587	215,986

 Condensed Consolidated Statements of Operations
(in thousands, except share and per share amounts)

	Three Months Ended December 31,		Years Ended December 31,
	2025	2024	2025	2024
Revenue from collaboration agreements	$11,016	$5,177	$35,947	$35,584
Operating expenses:
Research and development	24,982	32,513	104,240	110,637
General and administrative	9,179	10,373	36,196	42,124
Impairment of long-lived assets	—	—	10,733	—
Restructuring	—	—	—	2,437
Total operating expenses	34,161	42,886	151,169	155,198
Loss from operations	(23,145)	(37,709)	(115,222)	(119,614)
Other income, net:
Interest and other income, net	2,780	3,267	10,349	14,429
Total other income, net	2,780	3,267	10,349	14,429
Loss before income taxes	(20,365)	(34,442)	(104,873)	(105,185)
Income tax expense	(121)	(131)	(121)	(131)
Net loss	$(20,486)	$(34,573)	$(104,994)	$(105,316)
Net loss per share − basic and diluted	$(0.18)	$(0.49)	$(1.27)	$(1.52)
Weighted-average shares outstanding − basic and diluted	116,784,306	70,606,156	82,894,459	69,372,993